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                                                                    Exhibit 99.1

                      Use of Proceeds From the Refinancing

     The table below sets forth the amounts we currently expect to be available to us following the refinancing and our intended use of such amounts. Specifically, we intend to use the net proceeds from the offering of the notes and borrowings under the senior secured credit facility to (i) terminate our existing accounts receivable facility, (ii) repay borrowings under and terminate our existing revolving credit facility, (iii) fund into a debt reserve account amounts sufficient to repay our $99.5 million aggregate principal amount of 7.125% medium-term notes due November 2002 and our $160.5 million aggregate principal amount of 6.375% debentures due September 2003, (iv) fund into a restricted cash account amounts sufficient to refinance or replace with cash collateral certain surety bonds and letters of credit and (v) pay fees and expenses. To the extent commitments under either the new revolving credit facility or the new term loan are increased to an amount in excess of $300 million, such excess will be used to reduce the amount available under the supplemental letter of credit facility.

Sources                                                     Uses
($ in millions)
Revolving credit facility (1)           $1.2  Terminate existing accounts receivable             $73.0
Term loan                              300.0  facility (2)
Senior secured notes                   300.0  Repay existing revolving credit facility (2)       113.0
                                              Debt reserve account                               260.0
                                              Restricted cash account                            135.2
                                              Fees and expenses                                   20.0
                                  -----------                                              -----------
Total                                 $601.2  Total                                             $601.2
                                  ===========                                              ===========

   (1) Drawn portion of aggregate commitments of $250 million to be used for general corporate purposes. As of August 31, 2002, we had cash and cash equivalents of $28.9 million and $62.6 million was outstanding under our foreign credit lines.
   (2) Balance as of August 31, 2002.